Exhibit 4

VOTING AGREEMENT

VOTING AGREEMENT, dated as of January 13, 2023 (this “Agreement”), by and between Cibus Global, LLC, a Delaware limited liability company (“Merger Partner”), and the undersigned stockholder (“Holder”) of Calyxt, Inc., a Delaware corporation (the “Public Company”), and, solely for purposes of Section 1.6 and Annex A, the Public Company. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement (as herein defined).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Public Company, Calypso Merger Subsidiary, LLC, a Delaware limited liability company and wholly-owned subsidiary of Public Company (“Merger Subsidiary”), Merger Partner and the Blockers (as defined in the Merger Agreement) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or modified in accordance with its terms, the “Merger Agreement”);

WHEREAS, as a condition to Merger Partner’s willingness to enter into the Merger Agreement, Holder has agreed to enter into this Agreement with respect to the Subject Shares (as defined herein);

WHEREAS, as of the date hereof, Holder is the beneficial owner of the number of shares of Public Company Common Stock (“Public Company Common Stock”), set forth opposite Holder’s name on Exhibit A hereto (all such shares set forth opposite Holder’s name, together with any shares of Public Company Common Stock that are hereafter issued to (including upon the exercise of options or warrants) or otherwise acquired, or beneficially owned by Holder prior to the termination of this Agreement (including the resulting shares of Public Company Common Stock resulting from any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares affecting the shares of Public Company Common Stock) being referred to as the “Subject Shares” of Holder); and

WHEREAS, the Merger Agreement provides for, among other things, the Mergers and the other Transactions.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

Voting and Transfer of Public Company Common Stock

1.1 Voting. Holder shall cause to be present and counted and shall vote (or cause to be voted or acted upon by written consent with respect to) all of its Subject Shares at any meeting of the stockholders of Public Company or any adjournment or postponement thereof, and in any action proposed to be taken by written consent of the stockholders of Public Company: (a) to approve the Public Company Stockholder Matters, the Other Public Company Stockholder Matters

and any proposal to adjourn or postpone such meeting of stockholders of Public Company to a later date if there are not sufficient votes to approve the Public Company Stockholder Matters and the Other Public Company Stockholder Matters, provided that, for the avoidance of doubt, Holder shall not be required to approve anything other than the Public Company Stockholder Matters and the Other Public Company Stockholder Matters and (b) against any Acquisition Proposal (other than the Transactions) or any other action that would reasonably be expected to materially impede, interfere with, discourage, adversely affect, inhibit or delay the timely consummation of the Transactions or the fulfillment of Public Company or Merger Subsidiary’s conditions to Closing under the Merger Agreement. Holder agrees that it will not revoke any consent previously executed in support of the Transactions.

1.2 No Transfer. During the period beginning on the date of this Agreement and ending immediately prior to the earlier of the Merger Partner Merger Effective Time and the termination of this Agreement, other than as contemplated by the Merger Agreement or with the written consent of Merger Partner, Holder shall not, directly or indirectly, except as contemplated by the Merger Agreement: (a) sell, distribute, assign, convey, transfer, grant, pledge, hypothecate, convey any legal or beneficial ownership in (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer), or otherwise encumber or dispose of any Subject Shares; (b) deposit any Subject Shares into a voting trust or enter into a voting agreement or any other arrangement with respect to any such Subject Shares or purport to grant any proxy with respect thereto; (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Subject Shares; (d) otherwise permit any Liens to be created on any Subject Shares (other than Permitted Liens (as defined herein)) or (e) commit or agree to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, that the foregoing shall not prohibit (i) Transfers between Holder and any Affiliates of Holder; (ii) Transfers in connection with any estate planning or charitable giving; (iii) Transfers pursuant to any existing 10b5-1 Plan that has been entered into by Holder prior to the Merger Partner Merger Effective Time; (iv) exercising any stock option to purchase shares of Public Company Common Stock, or any securities convertible into or exercisable or exchangeable for Public Company Common Stock, or other similar awards granted pursuant to the Public Company Stock Plans; (v) Transfer Public Company Common Stock or any securities convertible into or exercisable or exchangeable for shares of Public Company Common Stock upon a vesting event of Public Company’s securities or upon the exercise of options to purchase Public Company Common Stock, in each case on a “cashless” or “net exercise” basis or in a sale-to-cover transaction with respect to tax withholding obligations of Holder in connection with such vesting or exercise, whether by means of a “net settlement” or otherwise with respect to awards granted pursuant to the Public Company Stock Plans; or (vi) any Transfer required by Law or required by a Legal Proceeding to which Holder is a party; provided, further, that any Transfer pursuant to clauses (i), (ii) or (vi) of this Section 1.2 shall be permitted only if, prior to any such Transfer, and as a precondition to the effectiveness of any such Transfer, the transferee executes and delivers to Merger Partner a joinder to this Agreement in the form attached hereto as Exhibit B. Any Transfer or action in violation of this Section 1.2 shall be void ab initio.

1.3 Solicitation. Holder shall, and shall instruct and use its reasonable best efforts to cause the Representatives retained by it and acting on its behalf to:

a) immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement; and

b) not to take any action that Public Company would then be prohibited from taking under Section 5.4(a) of the Merger Agreement as if Holder were Public Company, provided that the foregoing shall not preclude Holder from having discussions with Merger Partner or Public Company regarding the Merger Agreement or the transactions contemplated thereby.

Notwithstanding the foregoing, from and after the date of the Merger Agreement until the earlier to occur of (x) the Merger Partner Merger Effective Time and (y) such date and time as the Merger Agreement shall be validly terminated pursuant thereto, if (and only if) Public Company is permitted, pursuant to the Merger Agreement, to have discussions or negotiations in response to an Acquisition Proposal, Holder and its Representatives shall be permitted to participate in such discussions or negotiations with such Person making such Acquisition Proposal to the same extent as Public Company is permitted to do so under the Merger Agreement (including with respect to providing a voting agreement with respect to Holder’s Subject Shares).

For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, (a) Holder’s obligations under this Section 1.3 shall not be construed to apply to any actions taken by any other stockholder of Public Company, Public Company or any of its Subsidiaries, the Board of Directors of Public Company or any committee thereof, any of the directors, officers or employees of any other stockholder of Public Company, Public Company or any of its Subsidiaries (in their capacities as such), or the Representatives of Public Company or any of their respective Subsidiaries, (b) Holder shall not be responsible for the actions of any of the foregoing and (c) nothing in this Section 1.3 shall prevent Holder or its Representatives, in their capacity as a member of Public Company’s Board of Directors or as an executive officer of Public Company, as applicable, from engaging in any activity permitted or required by the Merger Agreement in the performance of their fiduciary obligations to Public Company’s stockholders.

1.4 Further Assurances. Holder shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents as Merger Partner or Public Company may reasonably request for the purpose of effectively carrying out its obligations under this Agreement.

1.5 Additional Public Company Stock. Holder acknowledges and agrees that any additional shares of Public Company Common Stock with respect to which beneficial ownership is acquired by Holder (other than pursuant to a vesting event pursuant to Public Company Stock Plans, if any, after the date hereof), by transfer or any other mechanism shall automatically become subject to the terms of this Agreement as though owned by Holder as of the date hereof.

1.6 Holder Guaranty. Each of Holder, Merger Partner and Public Company acknowledges and agrees to the matters set forth in Annex A attached hereto, which are hereby incorporated by reference into this Section 1.6.

ARTICLE II

Representations and Warranties of Holder

Holder hereby represents and warrants to Merger Partner as to itself as follows:

2.1 Authorization. Holder has all requisite capacity, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by or on behalf of Holder and, assuming the due authorization, execution and delivery of this Agreement by the Merger Partner, this Agreement constitutes a legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law). Holder (a) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the jurisdiction of its organization, (b) the execution and delivery of this Agreement and Holder’s performance of its obligations under this Agreement have been duly authorized by all necessary corporate or other organizational action on the part of Holder and no other corporate or other organizational action on the part of Holder is necessary to authorize the execution and delivery of this Agreement or for Holder to perform its obligations under this Agreement and (c) no approval by any holder of Holder’s equity, membership or other interests is necessary to approve this Agreement.

2.2 Governmental Filings; No Violations; Certain Contracts.

(a) No consent, approval, order or authorization of, or registration, declaration or filing with or notice to, any Government Authority is required to be obtained or made by Holder in connection with the execution and delivery of this Agreement, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” Laws (collectively, “Required Filings”) and (ii) such consents, authorizations, filings, approvals and registrations which, if not obtained or made, are not reasonably likely to prevent, materially delay or materially impair the performance of Holder’s obligations under this Agreement.

(b) The execution and delivery by Holder of this Agreement does not, and the compliance with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Holder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) any written agreement to which Holder is a party or by which Holder or any of its properties or assets may be bound, (ii) any Law applicable to Holder or by which Holder or any of its properties or assets may be bound or (iii) following a valid Transfer pursuant to Section 1.2, with respect to Holder, the organizational documents of Holder, except as would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the ability of Holder to perform Holder’s obligations under this Agreement or to consummate the transactions contemplated hereby.

2.3 Ownership of Subject Shares; Voting Power. Exhibit A hereto correctly sets forth the number of Subject Shares held beneficially by Holder, as of the date of this Agreement. Holder is the sole beneficial holder of all of its Subject Shares and has full voting power and power of disposition with respect to all such Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (a) (i) this Agreement, (ii) the organizational documents of Public Company, or (iii) any applicable restrictions on transfer under the Securities Act, including the rules and regulations promulgated thereunder, or any “blue sky” Laws of the various states of the United States or (b) expressly contemplated by the Merger Agreement (collectively, “Permitted Liens”). Except pursuant to this Agreement or the Merger Agreement or as set forth in the organizational documents of Public Company, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of Holder’s Subject Shares.

2.4 Disclosure of All Shares Owned. Holder does not beneficially own any shares of Public Company Common Stock other than the Subject Shares any options, warrants, or other rights to acquire any additional shares of Public Company Common Stock or any security exercisable for or convertible into shares of Public Company Common Stock, in each case, as set forth on Exhibit A attached hereto.

2.5 Reliance. Holder understands and acknowledges that the Merger Partner is entering into the Merger Agreement in reliance upon Holder’s execution, delivery and performance of this Agreement.

ARTICLE III

Representations and Warranties of Merger Partner

Merger Partner hereby represents and warrants to Holder as follows:

(a) Merger Partner is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the jurisdiction of its organization.

(b) Merger Partner has all requisite capacity, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by or on behalf of Merger Partner and, assuming the due authorization, execution and delivery of this Agreement by Holder, this Agreement constitutes a legal, valid and binding obligation of Merger Partner, enforceable against Merger Partner in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

ARTICLE IV

General Provisions

4.1 Termination. This Agreement and all obligations, covenants and agreements contained herein, including the voting agreements contemplated hereby and the proxies granted hereunder, shall automatically terminate and cease to be effective at the earliest to occur of: (a) the Merger Partner Merger Effective Time; (b) the termination of the Merger Agreement pursuant thereto; (c) the effective date of a written agreement of the parties hereto terminating this Agreement; (d) with respect to Holder, the date of any modification or amendment to the Merger Agreement, as in effect on the date hereof, in a manner that reduces the amount and/or changes the form of consideration payable thereunder to Holder or its equityholders, or otherwise adversely effects Holder or its equityholders in any respect without the prior written approval of Holder; and (e) a Public Company Board Adverse Recommendation Change in accordance with and to the extent permitted by the Merger Agreement; provided, however, that in the case of any termination pursuant to clause (a) of this sentence (or any other termination that is followed by the occurrence of the Merger Partner Merger Effective Time), Section 1.4 (Further Assurances), Section 1.6 (Holder Guaranty) (including Annex A) and this ARTICLE IV shall survive such termination hereof.

4.2 Notices. All notices and other communications to any party hereunder shall be in writing and shall be deemed given if personally delivered, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Merger Partner, to:

Cibus Global, LLC

6455 Nancy Ridge Drive

San Diego, CA 92121

Attention:         Rory Riggs, Chief Executive Officer, and Wade King, MD, Chief Financial Officer

E-mail:             rriggs@cibus.com and wking@cibus.com

With a copy (which shall not constitute notice) to:

Jones Day

4655 Executive Drive

Suite 1500

San Diego, CA 92121-3134

Attention:         Cameron A. Reese

E-mail:             creese@jonesday.com

If to Holder, to it at: the address listed below Holder’s name on the signature page of Holder,

With a copy (which shall not constitute notice) to:

Calyxt, Inc.

2800 Mount Ridge Road

Roseville, MN 55113

Attention:         Debra Frimerman, General Counsel

E-mail:             debra.frimerman@calyxt.com

and to:

Sidley Austin LLP

787 Seventh Ave

New York, New York 10019

Attention:         John H. Butler

Email:              john.butler@sidley.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

4.3 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

4.4 Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of such parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

4.5 Governing Law; Jurisdiction; Specific Performance; Waiver to Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Legal Proceeding, any state or federal court within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Legal Proceeding, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Legal Proceeding, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Legal Proceeding arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Legal Proceeding, any state or federal court within the State of Delaware), except for Legal Proceedings brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 4.5(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Legal Proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 4.2 of this Agreement. The parties hereto agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c) The parties hereto agree that irreparable damage for which monetary relief, even if available, might not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the Mergers or the other Transactions. Subject to the following sentence, the parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 4.5(b), this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right neither Holder nor Merger Partner would have entered into this Agreement or the Merger Agreement. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 4.5(c) shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT

PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 4.5(d).

4.6 Entire Agreement. This Agreement, the Merger Agreement and the other agreements related to the Transactions (and all exhibits and schedules hereto and thereto) collectively constitute the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

4.7 Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Merger Partner Merger Effective Time, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto.

4.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.9 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

CIBUS GLOBAL, LLC

By:	/s/ Rory Riggs
Name: Rory Riggs
Title: Chief Executive Officer

[Signature Page to Voting Agreement]

Solely for purposes of Section 1.6 and Annex A:

CALYXT, INC.

By:	/s/ Debra Frimerman
Name: Debra Frimerman
Title: General Counsel and Corporate Secretary

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

CELLECTIS S.A.

By:	/s/ André Choulika
Name: André Choulika
Title: Chief Executive Officer

Address of Cellectis S.A. for purposes of Section 4.2 (Notices) of this Agreement:

CELLECTIS
8, rue de la Croix Jarry
75013 Paris – FRANCE

EXHIBIT A

Subject Shares

Name of Direct Holder	Shares of Public Company Common Stock	Public Company Vested and Unvested Stock Options	Public Company Performance Stock Units	Public Company Restricted Stock Units
Cellectis S.A.	23,963,175	—	—	—

EXHIBIT B

FORM OF JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Voting Agreement dated as of January 13, 2023 (the “Voting Agreement”) by and among Cibus Global, LLC and the undersigned stockholder (“Holder”) of Calyxt, Inc., a Delaware corporation (the “Public Company”), as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Voting Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Holder” under, the Voting Agreement as of the date hereof and shall have all of the rights and obligations of Holder as if it had executed the Voting Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Voting Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: [•], 2023
[•]

By:
Name:
Title:

Address for Notices:
[•]

With copies to:
[•]

AGREED ON THIS [•], 2023:

CIBUS GLOBAL, LLC

By:
Name:
Title:

ANNEX A

COVENANTS REGARDING CELLECTIS GUARANTEE

1. Holder Guaranty.

(a) At such time that the annual revenues of Merger Partner and its subsidiaries first equals $25,000,000 for two consecutive 12-month periods after the Closing, Merger Partner shall, or shall cause one or more of its Affiliates to, use commercially reasonable efforts to terminate that certain Lease Guaranty, dated as of September 1, 2017, executed by Holder in favor of NLD Mount Ridge LLC as landlord under that certain Lease Agreement, dated as of the same date, with Public Company (as the same may be amended or restated from time to time, the “Holder Guaranty”) such that the Holder and its Affiliates have no further liabilities thereunder; provided, however, that such commercially reasonable efforts shall not require Merger Partner or its Affiliates to (i) provide a replacement or additional guarantor, or additional collateral or security (including without limitation a security deposit or letter of credit obligation), (ii) agree to any amendments or modifications to the underlying lease (including, but not limited to, any increased rent payments), or (iii) the payment of any fees in connection with the termination of the Holder Guaranty or any similar actions. Any termination or release pursuant to this Section 1(a) must be effected pursuant to documentation reasonably satisfactory in form and substance to Holder and other parties thereto, and any costs and expenses incurred by the parties in connection with any such termination, release or substitution shall be borne by Holder.

(b) Until the parties are able to terminate and secure the complete release of the Holder Guaranty as contemplated in Section 1(a), neither Merger Partner nor Public Company shall, nor shall they cause their respective Affiliates to, in each case without the prior written consent of Holder, (i) exercise (or permit any of its Affiliates) to exercise any renewal or extension option extending the term of any Lease or Contract, or (ii) enter into any amendment, modification or waiver of any Lease or Contract that would increase the liability of Holder under the Holder Guaranty (other than any increase that is de minimis is nature).

(c) From and after the Closing, Merger Partner, Public Company and their respective Subsidiaries, jointly and severally, shall forever indemnify, defend and hold harmless Holder and any of its Affiliates against any liabilities, damages, costs or expenses that Holder or any of its Affiliates suffers, incurs or is liable for by reason of or arising out of or in consequence of: (x) Holder or any of its Affiliates issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, the Holder Guaranty (or any Lease or Contract relating thereto) after the Closing; (y) any claim or demand for payment made on Holder or any of its Affiliates with respect to the Holder Guaranty (or any Lease or Contract relating thereto) after the Closing; or (z) any Legal Proceeding by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to the Holder Guaranty (or any Lease or Contract relating thereto) after the Closing.